UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 30, 2009

STAAR Surgical Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11634 (Commission File Number)	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Ave, Monrovia, California (Address of principal executive offices)		91016 (Zip Code)

                                    Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On November 30, 2009, the California Court of Appeal (Second District) ruled in favor of STAAR in its appeal of the trial court's judgment in a lawsuit brought by a former regional manufacturer’s representative, One Star, Inc. v. STAAR Surgical Company, Case No. B212098.  The Court of Appeal reversed a trial court judgment that refused to award STAAR costs including attorneys' fees and instead required STAAR to pay costs to One Star.  The Court of Appeal ordered the trial court to calculate and award costs to STAAR, and to strike its award of costs of $11,126 to One Star.  The published opinion, which includes a summary of the case, may be found on the website of the Court of Appeal at http://www.courtinfo.ca.gov/cgi-bin/opinions.cgi?Courts=B.

As a result of the decision, STAAR will seek an award of approximately $450,000 in costs and attorneys' fees from One Star

STAAR has not considered the One Star case to be a material legal proceeding, but in light of the Court of Appeals’ publication of its opinion STAAR has determined that it would be helpful to provide additional information to investors in this report.

Background

On November 27, 2006, One Star sued STAAR for breach of contract, intentional interference with contractual relations, intentional interference with prospective economic advantage, misappropriation of trade secrets, and unfair competition. The complaint also alleged that STAAR improperly withheld One Star's commissions and solicited One Star's employees and independent contractors.  STAAR filed a cross-complaint for breach of contract against One Star and James Greiling, One Star's principal.

On September 12, 2007, STAAR made an offer of $65,000 in compromise to One Star.  The offer was made in accordance with Section 998 of the California Code of Civil Procedure, which provides that if a plaintiff does not accept the defendant’s offer and fails to obtain a more favorable judgment, the plaintiff “shall not recover his or her postoffer costs and shall pay the defendant’s costs from the time of the offer.”  One Star did not accept STAAR’s offer.

Prior to trial, the court granted STAAR’s motion to dismiss virtually all of One Star's claims, but permitted One Star to pursue claims for quantum meruit based on unpaid sales commissions.  Following a bench trial lasting approximately three weeks, on October 20, 2008 the trial court awarded One Star $41,400 reflecting unpaid commissions.  All other claims of One Star, and STAAR’s cross-complaint against One Star and Mr. Greiling, were denied.

Although One Star’s recovery was less than STAAR’s offer of compromise, the trial court denied STAAR’s motion to recover costs and attorneys' fees incurred after the offer because, on December 7, 2007, STAAR had made, and subsequently withdrawn, a second (and higher) offer to compromise.  The trial court held that the second offer extinguished STAAR’s rights under the first offer, and the trial court awarded One Star costs related to its claim for unpaid commissions.

On appeal, STAAR argued that the trial court’s interpretation of Section 998 was contrary to the published case law, and also undermined the general purpose of Section 998, which is to encourage litigants to make offers of settlement.  The Court of Appeal agreed with STAAR and ruled that the trial court had erred when it determined that STAAR’s second offer extinguished its rights under the September 12, 2007 offer.

The One Star case is not directly related to the two other cases brought against STAAR by former regional manufacturer’s representatives, Parallax, Inc. v. STAAR and Scott C. Moody, Inc. v. STAAR, and the basis for STAAR’s successful appeal in One Star differs from the likely bases for appeal in those cases.

Safe Harbor

All statements in this report that are not statements of historical fact are forward-looking statements, including statements of any recovery expected by STAAR following its successful appeal of the One Star judgment.  These forward-looking statements are subject to risks and uncertainties, including the fact that the amount recoverable remains subject to the determination of the trial court, and also may be subject to collection risk.  STAAR's risks related to litigation, and its other material risks affecting the outcome of forward-looking statements, are described in its Annual Report on Form 10-K for the year ended January 2, 2009 and Quarterly Report on Form 10-Q for the period ended October 2, 2009, under the caption "Risk Factors." STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 3, 2009	STAAR Surgical Company

	By:	/s/ Barry G. Caldwell
Barry G. Caldwell
President and Chief Executive Officer